As filed with the Securities and Exchange Commission on January 9, 2004	File No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SUPERCONDUCTOR TECHNOLOGIES INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0158076 (I.R.S. Employer Identification Number)

460 Ward Drive, Santa Barbara, CA 93111-2310 (805) 690-4500 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Copies of communications sent to:
M. Peter Thomas President and Chief Executive Officer SUPERCONDUCTOR TECHNOLOGIES INC. 460 Ward Drive Santa Barbara, CA 93111-2310 (805) 690-4500 (Name and address of agent for service)	Daniel G.Christopher, Esq. GUTH|CHRISTOPHER LLP 10866 Wilshire Boulevard, Suite 1250 Los Angeles, CA 90024-4357 (310) 474-8809

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement, as determined by the Registrant.

     If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

     If the only securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ] __________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount	Offering Price	Aggregate	Amount of
Title of Securities to be Registered	to be Registered(1)	Per Share(1)(2)	Offering Price(1)(2)	Registration Fee

Common Stock, par value $.001 per share	$80,000,000		$80,000,000	$6,472

(1)	We are registering an indeterminate number of shares of our common stock which may be issued from time to time at indeterminate prices. The aggregate public offering price of these shares will not exceed $80,000,000.

(2)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o).

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 9, 2004

PROSPECTUS

SUPERCONDUCTOR TECHNOLOGIES INC.

Common Stock

$80,000,000

          We may use this prospectus to sell from time to time up to an aggregate of $80,000,000 of common stock in one or more public offerings. We may also permit certain stockholders to use this prospectus to resell up to an aggregate of $30,000,000 of common stock in these public offerings. The aggregate amount of common stock offered by us and any selling stockholders will not exceed $80,000,000. We will provide the specific terms for these offerings and the names of any selling stockholders in supplements to this prospectus. You should read this prospectus and each supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

          Our common stock is traded on the Nasdaq National Market under the symbol “SCON.” On January 5, 2004, the closing sale price of our common stock on the Nasdaq National Market was $6.49 per share. Our principal executive offices are located at 460 Ward Drive, Santa Barbara, California 93111-2310, and our telephone number is (805) 690-4500.

          We will sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with our agents, from time to time, to reject in whole or in part any proposed purchase of securities to be made directly or through agents. If our agents or any dealers or underwriters are involved in the sale of securities, the applicable prospectus supplement will set forth the names of the agents, dealers or underwriters and any applicable commissions or discounts.

          You should carefully consider the risk factors beginning on page 4 of this prospectus before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities described in this prospectus or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2004.

ABOUT THIS PROSPECTUS
SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
USE OF PROCEEDS
DESCRIPTION OF COMMON STOCK WE MAY OFFER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
SIGNATURES
EXHIBIT 5.1
EXHIBIT 23.2
EXHIBIT 23.3

ABOUT THIS PROSPECTUS

          This prospectus is part of a “shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission. Under this shelf process, we may sell common stock from time to time in one or more offerings up to an aggregate public offering price of $80,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell any securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the headings “Incorporation of Certain Information by Reference” and “Where you can find more Information”.

          You should rely only on the information incorporated by reference or provided in this prospectus or a prospectus supplement or amendments. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or a prospectus supplement or amendment is accurate as of any date other than the date on the front of the document.

SUMMARY

          We develop, manufacture and market high performance products to service providers, systems integrators and original equipment manufacturers in the commercial wireless telecommunications industry. We also manufacture customized versions of our commercial products for defense and other government customers. Our products, known commercially as SuperLink™ Solutions, maximize the performance of wireless networks by improving the quality of “uplink” signals from subscriber terminals (wireless handsets or mobile wireless devices) to network base stations and of “downlink” signals from network base stations to subscriber terminals. These premium products are built around our flagship, SuperLink Rx, and work in concert to provide Total Link EnhancementSM, combining the benefits of our complementary solutions to meet the growing demand of the wireless telecommunications industry for improved capacity, reduced interference, and greater coverage for their network base stations. Our products for the government provide enhanced performance in a variety of communications, surveillance and signal detection applications for military, intelligence and law enforcement agencies.

          SuperLink Solutions consist of three unique product families: SuperLink Rx, SuperLink Tx and SuperPlex™. Together, these solutions empower service providers to do “more with less” by improving network performance while reducing capital and operating costs. Service providers also realize enhanced revenues as subscribers experience fewer dropped and blocked calls, improved data transmission speeds and better overall call quality.

•	SuperLink Rx. In order to receive uplink signals from wireless terminals, base stations require a wireless filter system to eliminate, or filter out, out-of-band interference. To address this need, we offer SuperLink Rx. Deployed in base stations, these products combine specialized filters using high-temperature superconducting (HTS) technology with a proprietary cryogenic cooler and a cryogenically cooled low-noise amplifier. The result is the ultimate uplink, a highly compact and reliable cryogenic receiver front-end (CRFE) that can simultaneously deliver both high selectivity (interference rejection) and high sensitivity (detection of low level signals). SuperLink Rx products thereby offer significant advantages over conventional filter systems.

•	SuperLink Tx. Wireless networks also suffer from insufficient transmit power on the downlink signal path. This is particularly true after the uplink has been improved by using SuperLink Rx. In this situation, operators can achieve superior downlink performance from SuperLink Tx, a family of compact, robust, and technologically advanced multi-carrier high-power amplifiers.

•	SuperPlex. For antenna sharing without compromise, we offer SuperPlex, a line of multiplexers that provide extremely low insertion loss and excellent cross-band isolation.

          Our government products utilize many of the same advanced technologies as found in our SuperLink Rx products for commercial wireless networks. Government products are tailored to the specialized needs of individual government customers yet a significant percentage of these products are based on common platforms to allow for improved economies of scale.

          We were incorporated in the state of Delaware in 1987. Our principal place of business and executive offices are located at 460 Ward Drive, Santa Barbara, California 93111. We have undergone three unique phases of development since our incorporation in 1987. From 1987 to 1996, we focused primarily on the research and development of HTS technologies. From 1997 to 2001, our second phase, we made the transition from a research and development firm to a commercial operating company. During this time we launched our first commercial HTS product, the SuperFilter System, and concentrated on commercializing HTS technology for the U.S. wireless market. We are now in our third phase of development. Our Company has evolved from one oriented solely around HTS technology to one that is committed to providing best-in-class link enhancement solutions to the global wireless infrastructure market. Following our strategy of Total Link Enhancement, (simultaneously optimizing the performance of the uplink, the downlink and the antenna), we now offer innovative technologies across multiple product lines and in multiple geographic markets.

          Additionally, on December 17, 2002, we acquired Conductus, Inc., a competing supplier of HTS technology for wireless networks as well as a manufacturer of high-performance HTS products for government customers.

RISK FACTORS

          Unless otherwise noted, the terms “we,” “us,” and “our,” refer to the combined and ongoing business operations of Superconductor and its subsidiaries.

Risks Related to Our Business

We have a history of losses and may never become profitable.

          In each of our last five fiscal years, we have experienced significant net losses and negative cash flows from operations. Since Superconductor merged with Conductus on December 17, 2002, we have continued to incur significant losses and negative cash flows. Although the guidance in our third quarter earnings release issued on October 30, 2003 forecasted profitable operations as early as the fourth quarter of 2003, those statements are projections of future results and can not be guaranteed. If we fail to increase our revenues, specifically revenues in connection with our SuperLinkTM products, we may not achieve and maintain profitability and may not meet our expectations.

We may need to raise additional capital in the future.

          As of September 27, 2003, we had cash and cash equivalents of $13.1 million. While we believe that our current cash balance should be sufficient to fund our normal operations until we reach profitability, expected in either the fourth quarter of 2003 or in early 2004, there can be no assurance that changes in our plans or other events will not result in the expenditure of our cash resources before then. If this should happen, we will need to raise additional capital sooner than expected, and we cannot assure you that capital will be available on acceptable terms, if at all. Further, we cannot assure that the proceeds from this offering will be sufficient to preclude the need for further fundraising. If we should be unable to obtain any needed additional financing it could have a material adverse effect on our business and operating results.

          We may also require additional capital to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. If we cannot raise any needed funds on acceptable terms, it will harm our business. Additionally, if we issue additional equity securities to raise funds, the ownership percentage of existing stockholders would be reduced. New investors may also demand rights preferences or privileges senior to those of existing holders of common stock.

Our future operating results are unpredictable and likely to fluctuate significantly.

          We focus our efforts on developing superconductive products for the wireless telecommunications industry. Our operating history in that market is limited and our operating results may be subject to significant fluctuations. Thus, future operating results cannot be reliably predicted, making it difficult to assess the value of the Superconductor common stock. We do not believe that period-to-period comparisons of our operating results are necessarily meaningful, and you should not rely upon period-to-period comparisons as indications of future performance.

          Our future operating results may vary significantly due to factors including the following:

•	Our products have not yet achieved wide market acceptance, making future demand uncertain;

•	The size and timing of significant orders, and their fulfillment;

•	The size and timing of government funded contracts;

•	Our products may have a long development cycle, which may affect our ability to change our product offering quickly and compete effectively;

•	Limited life cycle of our products due to factors outside of our control, such as changing needs of service providers and the emergence of competing products;

•	Changes in our pricing policies, or those of our competitors;

•	Changes in our operating expenses and our ability to control costs;

•	Our customers’ budget cycles;

•	Product quality problems;

•	Our ability to obtain sufficient supplies of limited or sole-source components for our products;

•	Consolidation by competitors and indirect channel partners;

•	Regulatory changes affecting the wireless telecommunications industry or our products;

•	Our gain or loss of significant customers;

•	Our ability to increase sales to existing customers;

•	Delays in customer orders;

•	Our ability to reduce manufacturing costs;

•	Our ability to manufacture at acceptable quality levels;

•	Our ability to introduce new filter products or enhancements to our existing filter products;

•	Commercial market acceptance of new products introduced by us or our competitors;

•	Introduction of or enhancement of competitive or substitute products by our competitors; and

•	Limitations in our existing and future manufacturing capacity.

          Another factor making our future operating results difficult to predict is that we currently have a limited backlog of unshipped orders. Accordingly, future quarterly revenue is difficult to predict since it depends substantially upon orders that are yet to be booked. Product revenue is also difficult to predict because our sales cycle (which may increase in the future) varies substantially from customer to customer.

          Our expense levels and expansion plans, including plans to increase research and development efforts, manufacturing capacity and sales and marketing efforts, are based in large part on expectations of future revenue. These items of expense are relatively fixed in the short-term. Consequently, operating results in any given period are likely to be disproportionately harmed if revenue in that period falls below expectations.

We cannot predict whether our products will be commercially accepted, because commercial application of superconductive electronics technology has been limited to date.

          Although a number of commercial superconductive electronic products have been introduced by us to date, a significant portion of our aggregate revenue to date has been derived from government research and development contracts. New products or product enhancements may or may not be successfully developed, introduced and marketed. Any new products or product enhancements that are marketed may not be well received in the marketplace or achieve any significant degree of commercial acceptance.

Our ability to protect our patents and other proprietary rights is uncertain, exposing us to possible losses of competitive advantage.

          Our efforts to protect our proprietary rights may not succeed in preventing infringement by others or ensure that these rights will provide us with a competitive advantage. Pending patent applications may not result in issued patents and the validity of issued patents may be subject to challenge. Third parties may also be able to design around the patented aspects of the products. Additionally, certain of the issued patents and patent applications are owned jointly with third parties. Because any owner or co-owner of a patent can license its rights under jointly-owned patents or applications, inventions made by us jointly with others are not subject to our exclusive control. Any of these possible events could result in losses of competitive advantage.

Intellectual property infringement claims against us could materially harm results of operations.

          Our products incorporate a number of technologies, including high temperature superconductor technology, technology related to other materials, and electronics technologies. Our patent positions, and that of other companies using high-temperature superconductor technology, is uncertain and there is significant risk that others, including our competitors or potential competitors, have obtained or will obtain patents relating to our products or technologies or products or technologies planned to be introduced by us.

          We believe that patents may be or have been issued or applications may be pending claiming various compositions which we would need a license to utilize in our products. There can be no assurances that such licenses could or would be obtained on commercially reasonable terms, or at all. We may be required to expend significant resources to develop alternatives that would not infringe such patents or to obtain licenses to the related technology. We may not be able to successfully design around these patents or obtain licenses to them and may have to defend ourselves at substantial cost against allegations of infringement of third party patents or other rights to intellectual property. In those circumstances, we could face significant liabilities and also be forced to cease the use of key technology.

          We are engaged in a patent dispute with ISCO International, Inc. relating to U.S. Patent No. 6,263,215 entitled “Cryoelectronically Cooled Receiver Front End for Mobile Radio Systems.” ISCO filed a complaint on July 17, 2001 in the United States District Court for the District of Delaware against us and our wholly-owned subsidiary, Conductus, Inc. The ISCO complaint alleged that our SuperFilter product and Conductus’ ClearSite® product infringe ISCO’s patent. The matter went to trial on March 17, 2003.

          On April 3, 2003, the jury returned a unanimous verdict that our SuperFilter III product does not infringe the patent in question, and that ISCO’s patent is invalid and unenforceable. The jury also awarded us $3.8 million in compensatory damages based upon a finding that ISCO engaged in unfair competition and acted in bad faith by issuing press releases and contacting our customers asserting rights under this patent.

          On April 17, 2003, we filed a Motion for Attorneys’ Fees and Disbursements, in which we asked the court to award us our attorneys’ fees and other litigation expenses. On the same date, ISCO filed a motion, asking the court to overturn the verdict and grant a new trial. In August 2003, the court rejected ISCO’s request to overturn the jury’s verdict that the patent is invalid and not infringed by the SuperFilter III product, and accepted the jury’s verdict that the patent is unenforceable because of inequitable conduct committed by one of the alleged inventors. ISCO recently filed a notice of appeal as to this portion of the court’s decision. The court overturned the jury’s verdict of unfair competition and bad faith on the part of ISCO and the related $3.8 million compensatory damage award to us, and also denied our request for reimbursement of our legal fees associated with the case. We have filed a notice of appeal as to this portion of the court’s decision.

          If the appelate court overturns the jury’s verdict and grants ISCO a new trial, there is a risk that we may not prevail in a second trial. If this should happen, we could be subject to significant liabilities and be required to cease using key technology. In any case, the cost of defending continued litigation by ISCO, or any other intellectual property lawsuit, could constitute a major financial burden and materially and adversely effect our results of operations.

Because competition for target employees is intense, we may be subject to claims of unfair hiring practices, trade secrets misappropriation or other related claims.

          Companies in the wireless telecommunications industry whose employees accept positions with competitors frequently claim that competitors have engaged in unfair hiring practices, trade secrets misappropriation or other related claims. We may be subject to such claims in the future as we seek to hire qualified personnel, and such claims may result in material litigation. If this should occur, we could incur substantial costs in defending against these claims, regardless of their merits.

We depend on specific patents and licenses to technologies, and we will likely need additional technologies in the future that we may not be able to utilize.

          We utilize technologies under licenses of patents from others for our products. These patents may be subject to challenge, which may result in significant litigation expense (which may or may not be recoverable against future royalty obligations). Additionally, we continually try to develop new products, and, in the course of doing so, we may be required to utilize intellectual property rights owned by others and may seek licenses to do so. Such licenses may not be obtainable on commercially reasonable terms, or at all. It is also possible that we may inadvertently utilize intellectual property rights held by others, which could result in substantial claims.

Other parties may have the right to utilize technology important to our business.

          We utilize certain intellectual property rights under non-exclusive licenses or have granted to others the right to utilize certain intellectual property rights licensed from a third party. Because we may not have the exclusive rights to utilize such intellectual property, other parties may be able to compete with us, which may harm our business.

Our failure to anticipate and respond to developments in the wireless telecommunications market could substantially harm our business.

          Our efforts are focused on the wireless telecommunications market, including the 2G, 2.5G and 3G markets. The concentration of our resources on the wireless telecommunications market makes us potentially vulnerable to changes in this market, such as new technologies, future competition, changes in availability of capital resources or regulatory changes that could affect the competitive position and rate of growth of the wireless industry.

We may not be able to compete effectively in the superconductive electronics industry or against alternative technologies.

          Our products compete with a number of alternative approaches and technologies that increase the capacity and improve the quality of wireless networks. Some of these alternatives may be more cost effective or offer better performance than our products. Wireless network operators may opt to increase the number of transmission stations, increase tower heights, install filters and amplifiers at the top of antennas or use advanced antenna technology in lieu of purchasing our products. We may not succeed in competing with these alternatives.

          The market for superconductive electronics currently is small and in the early stages of commercialization. As superconductive electronics emerge as a viable alternative to current solutions, the market will become intensively competitive. A number of large companies with substantially greater financial resources and capabilities are engaged in programs to develop and commercialize products that may compete with those offered by us, or promote alternative solutions to meet the needs of the wireless network operators. For example, Dupont exhibited a tower top HTS front-end unit at a trade show in March 2002. Small companies, including ISCO International and CryoDevices, Inc., are also developing and commercializing superconductive electronic products for the telecommunications industry. Furthermore, academic institutions, governmental agencies and other public and private research organizations are engaged in development programs that may lead to commercial superconductive electronic products. Our success will depend on our ability to develop and maintain our technological leadership while managing the various risks described in this document.

Changes in the mix of our sales channels could cause fluctuations in future operating results.

          We currently sell most of our products directly to wireless network operators in the United States. We plan, however, to expand our business in international markets by increasing our direct sales force and selling through resellers or directly through original equipment manufacturers. If and when changes in the mix of our sales channels occur, our gross profit and operating margins may fluctuate significantly.

We depend upon government contracts for a substantial portion of revenue, and our business may suffer if significant contracts are terminated or adversely modified or we are unable to win new contracts.

          We derive a portion of our revenue from a few large contracts with the U.S. government. As a result, a reduction in, or discontinuance of, the government’s commitment to current or future programs could materially reduce government contract revenue. Furthermore, Conductus’ license agreement with one company, General Dynamics Electronic Systems, Inc., prevents Conductus from competing with General Dynamics for certain hardware research and development government contracts. If future government research and development projects were limited to areas in which General Dynamics may prevent our Conductus subsidiary from competing, our financial condition could be significantly harmed.

          Contracts involving the U.S. government may include various risks, including:

•	Termination by the government;

•	Reduction or modification in the event of changes in the government’s requirements or budgetary constraints;

•	Increased or unexpected costs causing losses or reduced profits under contracts where prices are fixed or unallowable costs under contracts where the government reimburses for costs and pays an additional premium;

•	Risks of potential disclosure of confidential information to third parties;

•	The failure or inability of the main contractor to perform its contract in circumstances where either Superconductor or Conductus is a subcontractor;

•	The failure of the government to exercise options for additional work provided for in the contracts; and

•	The government’s right in certain circumstances to freely use technology developed under these contracts.

          The programs in which we participate may extend for several years, but are normally funded on an annual basis. The U.S. government may not continue to fund programs under which we have entered into contracts. Even if funding is continued, we may fail to compete successfully to obtain funding pursuant to such programs.

          All costs for services under government contracts are subject to audit, and the acceptance of such costs as allowable and allocable is subject to federal regulatory guidelines. We record contract revenues in amounts which we expect to be realized upon final audit settlement. Any disallowance of costs by the government could have an adverse effect on our business, operating results and financial condition. We cannot assure you that audits and adjustments will not result in decreased revenues and net income for those years. Additionally, because of our participation in government contracts, we are subject to audit from time to time for our compliance with government regulations by various agencies. Government agencies may conduct inquiries or investigations that may cover a broad range of activity. Responding to any such audits, inquiries or investigations may involve significant expense and divert management’s attention. In addition, an adverse finding in any such audit, inquiry or investigation could involve penalties that may harm our business.

Our business could be significantly damaged by harm to, or the loss of, a relationship with any one of our small number of customers.

          Historically, a relatively small number of customers have accounted for a significant portion of our total revenue, and we expect that this trend will continue for the foreseeable future. For example, for the year ended December 31, 2002, 92% of our commercial product revenue was derived from sales to Alltel and U.S. Cellular. For the nine months ended September 27, 2003, 89% of our commercial product revenue was derived from sales to Alltel and Verizon Wireless. Accordingly, our future operating results will continue to substantially depend on the success of these few customers and our relationships with them. Any reduction or delay in sales of products to one or more of these key customers could significantly harm our business. Operating results will also depend on our ability to successfully develop relationships with additional key customers. We cannot assure you that we will retain our largest customers or that we will be able to sell products to additional key customers.

          Most of our customers have the right to cease doing business with us upon limited notice and with little or no penalty. Customer agreements typically do not require minimum purchases. Customers may also have relationships with our competitors, which may affect the purchasing decisions of such customers. We cannot assure you that our customers will not choose to direct our business to our existing or future competitors.

The wireless communication industry is highly concentrated, which limits the number of potential customers, and further industry consolidation could result in the loss of key customers.

          The wireless communication industry is highly concentrated in nature and may become more concentrated due to anticipated industry consolidation. As a result, we believe that the number of potential customers for our products will be limited. For example, the U.S. wireless operations of three of our target customers—AirTouch, Bell Atlantic and GTE—were consolidated in 2000 into one entity called Verizon. Later in 2000, SBC Communications and BellSouth combined to form Cingular. If the wireless communication industry does not adopt our products, and we fail to capture a significant percentage of the commercial wireless market customers, our business will be harmed.

          We also face significant risks in the event any of our key customers is acquired by a company that has not adopted our technology or not adopted it to the same extent. In that event, we could face a significant decline in our sales to the acquired customer.

We currently rely on specific technologies and may not successfully adjust to the rapidly changing superconductive electronics market.

          The field of superconductivity is characterized by rapidly advancing technology. Our success depends upon our ability to keep pace with advancing superconductive technology, including materials, processes and industry standards. Our development efforts to date have been focused principally on thallium barium calcium copper oxide, in the case of Superconductor, and yttrium barium copper oxide, in the case of Conductus. However, these materials may not ultimately prove commercially competitive against other currently known materials or materials that may be discovered in the future.

          We will have to continue to develop and integrate advances in technology for the fabrication of electronic circuits and devices and manufacture of commercial quantities of products. We will also need to continue to develop and integrate advances in complementary technologies. We cannot assure you that our development efforts will not be rendered obsolete by research efforts and technological advances made by others or that materials other than those currently used by us will not prove more advantageous for the commercialization of superconductive electronic products.

Our sales cycles are unpredictable and may be long, making future performance unpredictable.

          Our experience with the sales cycle for telecommunications products is limited. The sales cycle includes identification of decision makers within the customers’ organizations, development of an understanding of customer-specific performance and economic issues, convincing the customer through field trial reports of the benefits of systems offered, negotiation of purchase orders and deployment.

          Because customers who purchase our systems must commit a significant amount of capital and other resources, sales are subject to delays beyond our control. Our customers must consider budgetary constraints, comply with internal procedures for approving large expenditures and complete whatever testing is necessary for them to integrate new technologies that will affect our key operations. While the sales cycle for an initial order typically has been 12 to 24 months, we may experience longer sales cycles in the future. Such delays or lengthened sales cycles could have a material adverse effect on our business.

We depend on the capital spending patterns of wireless network operators, and if capital spending is decreased or delayed, our business may be harmed.

          Because we rely on wireless network operators for product purchases, any substantial decrease or delay in capital spending patterns in the wireless communication industry may harm our business. Demand from customers for our products depends to a significant degree upon the magnitude and timing of capital spending by these customers for constructing, rebuilding or upgrading our systems. The capital spending patterns of wireless network operators depend on a variety of factors, including access to financing, the status of federal, local and foreign government regulation and deregulation, changing standards for wireless technology, overall demand for wireless services, competitive pressures and general economic conditions. In addition, capital spending patterns in the wireless industry can be subject to some degree of seasonality, with lower levels of spending in the third calendar quarter, based on annual budget cycles.

Our reliance on a limited number of suppliers and the long lead time of components for our SuperLinkTM products could impair our ability to manufacture and deliver our systems on a timely basis.

          We currently purchase substrates for growth of high-temperature superconductor thin-films from two suppliers because of the quality of its substrates. A thin film is a thin layer of high-temperature superconductor material. There are additional components that we source from a single vendor due to the present volume. Our reliance on sole or limited source suppliers involves certain risks and uncertainties, most of which are beyond our control. These include the possibility of a shortage or the discontinuation of certain key components. Any reduced availability of these parts or components when required could impair our ability to manufacture and deliver our systems on a timely basis and result in the cancellation of orders, which could harm our business.

          In addition, the purchase of some of our key components involves long lead times and, in the event of unanticipated increases in demand for our SuperFilter products, we may be unable to obtain these components in sufficient quantities to meet our customers’ requirements. We do not have guaranteed supply arrangements with any of these suppliers, do not maintain an extensive inventory of parts or components and customarily purchase sole or limited source parts and components pursuant to purchase orders. Business disruptions, quality issues, production shortfalls or financial difficulties of a sole or limited source supplier could materially and adversely affect us by increasing product costs, or eliminating or delaying the availability of such parts or components. In such events, our inability to develop alternative sources of supply quickly and on a cost-effective basis could impair our ability to manufacture and deliver our systems on a timely basis and could harm our business.

We may have to find a new supplier for our SuperLinkTM line of power amplifiers, and this could adversely affect the future growth of our commercial revenues.

          We rely exclusively on Paradigm Wireless Systems, Inc., a small, privately-held company, for the supply of our SuperLink Tx line of power amplifiers. We do not have a long-term supply contract with Paradigm Wireless Systems and purchase power amplifiers from them on an as-needed basis through simple purchase orders. Remec, Inc., a much larger manufacturer of power amplifiers for wireless communications networks, acquired Paradigm in November 2003. We have not had significant sales of the SuperLink Tx product to date, but we consider it an important part of our overall business strategy of marketing SuperLink Solutions to maximize the performance of wireless networks. We cannot predict whether the acquisition by Remec will adversely affect our supply of power amplifiers. In that event, we may be unable to develop an alternative source of power amplifiers quickly and on a cost-effective basis. This could adversely affect our SuperLink Solutions business strategy and adversely affect our strategy for increasing commercial revenues.

Our failure to successfully develop collaborative relationships with government agencies, research institutions and other companies could harm our business.

          We have established and continue to seek collaborative arrangements with corporate partners, government agencies and public and private research institutions to develop, manufacture and market superconductive electronic products. Our success depends on the development and success of these collaborative arrangements. However, we may not be able to enter into collaborative arrangements on commercially reasonable terms, and even if established, these arrangements may not succeed. If these programs are successful, our collaborative partners may seek to manufacture jointly developed products themselves or obtain them from alternative sources, rather than purchase them from us. Finally, these programs:

•	May require us to share control over our development, manufacturing and marketing programs and relinquish rights to our technology;

•	May be subject to termination at the discretion of the collaborative partners; and

•	May restrict our ability to engage in certain areas of product development, manufacturing and marketing.

We need to increase our manufacturing capacity to meet our planned production volumes for 2004, and our failure to do so would hamper our growth and long-term success.

          We need to increase our manufacturing capabilities to meet planned production volumes for 2004, and our failure to do so would hamper our growth and long-term success. Currently, we have only limited production facilities. To date, we have focused primarily on developing fabrication processes and producing limited quantities of products. Although our processing technology derives principally from semiconductor manufacturing technology, the fabrication of high-temperature superconductor components is especially difficult because of specific properties unique to high-temperature superconductor materials.

          We cannot assure you that we can develop the necessary manufacturing capability to attain yields sufficient to meet the demand for our products at a cost that will allow us to provide a price/performance advantage to customers in comparison with other alternatives. While we have established limited production facilities for our products, we may not be able to expand our processing, production control, assembly, testing and quality assurance capabilities to produce existing or planned superconductive electronic products in adequate commercial quantities.

          Even if our products meet performance standards acceptable to the superconductive electronics market, we cannot assure you that any such products will offer price/performance advantages in comparison with other alternatives sufficient to achieve market acceptance, or that production costs will be low enough to operate profitably.

We need to continue to simplify our fabrication process in order to increase our manufacturing capacity to meet our planned production volumes for 2004.

          We are currently transitioning to another, simpler and more scalable fabrication process acquired in our acquisition of Conductus, Inc. in December 2002. While the process has been tested and is currently used in the production of our PCS models, we could encounter significant problems implementing the process with newly designed equipment and on a larger scale. This could significantly delay the timing of our expansion plans and reduce the expected cost savings.

We anticipate decreases in average selling prices, requiring us to reduce costs and introduce new systems in order to achieve and maintain profitability.

          In 2002, there was a reduction in average selling prices of SuperLinkTM products. This followed the discount on a large order of Superconductor products in December 2001. We will need to further reduce our manufacturing costs through engineering improvements and economies of scale in production and purchasing in order to achieve adequate gross margins. We may not be able to achieve the required cost savings at a rate needed to keep pace with competitive pricing pressure. Additionally, we may be forced to discount future orders. If we fail to reach our cost saving objectives or we are required to offer future discounts, our business may be harmed.

If we are unable to forecast our inventory needs accurately, we may be unable to obtain efficient manufacturing capacity or may incur unnecessary costs and produce excess inventory.

          We forecast our inventory needs base on anticipated product orders to determine manufacturing requirements. If we overestimate our requirements, we may have excess inventory, and our suppliers may as well, which could increase our costs. If we underestimate our requirements, our suppliers may have inadequate inventory, which could interrupt manufacturing and result in delays in shipments and recognition of revenues. In addition, lead times for ordering materials and components vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. Accordingly, if we inaccurately forecast demand, we may be unable to obtain adequate manufacturing capacity from our suppliers to meet customers’ delivery requirements, which would harm our business.

Our success depends on the attraction and retention of senior management and technical personnel with relevant expertise.

          As a competitor in a highly technical market, we depend heavily upon the efforts of our existing senior management and technical teams. The loss of the services of one or more members of these teams could slow product development and commercialization objectives. Due to the specialized nature of high-temperature superconductors, we also depend upon our ability to attract and retain qualified technical personnel with substantial industry knowledge and expertise. Competition for qualified personnel is intense and we may not be able to continue to attract and retain qualified personnel necessary for the development of our business.

Regulatory changes negatively affecting wireless communications companies could substantially harm our business.

          The Federal Communications Commission strictly regulates the operation of wireless base stations in the United States. Other countries also regulate the operation of base stations within their territories. Base stations and equipment marketed for use in base stations must meet specific technical standards. Our ability to sell our high-temperature superconductor filter subsystems will depend upon the rate of deployment of other new wireless digital services, the ability of base station equipment manufacturers and of base station operators to obtain and retain the necessary approvals and licenses, and changes in regulations that may impact the product requirements. Any failure or delay of base station manufacturers or operators in obtaining necessary approvals could harm our business.

We derive a portion of our revenue from sales outside the United States, and our international business activities subject us to risks that could reduce the demand for our products and increase our operating expense.

          A significant part of our long-term business strategy involves the continued pursuit of growth opportunities in a number of international markets, including Europe, Latin America, China, Japan and Korea. In many international markets, barriers to entry are the result of long-standing relationships between potential customers and our local suppliers and protective regulations, including local content and service requirements. In addition, pursuit of international growth opportunities may require significant investments for an extended period before any returns are realized by us from our investment.

          Our business in international markets could be adversely affected by:

•	Different technology standards and design requirements;

•	Difficulty in attracting qualified personnel;

•	Longer payment cycles for and greater difficulties collecting accounts receivable;

•	Export controls, tariffs and other barriers;

•	Fluctuations in currency exchange rates;

•	Nationalization, expropriation and limitations on repatriation of cash;

•	Social, economic, banking and political risks;

•	Taxation;

•	Changes in U.S. laws and policies affecting trade, foreign investment and loans; and

•	Cultural differences in the conduct of business.

We may acquire or make investments in companies or technologies that could cause loss of value to stockholders and disruption of business.

          We intend to explore opportunities to acquire companies or technologies in the future. Entering into an acquisition entails many risks, any of which could adversely affect our business, including:

•	Failure to integrate the acquired assets and/or companies with current business;

•	The price paid may exceed the value eventually realized;

•	Loss of share value to existing stockholders as a result of issuing equity securities as part or the entire purchase price;

•	Potential loss of key employees from either our then current business or any acquired business;

•	Entering into markets in which we have little or no prior experience;

•	Diversion of financial resources and management’s attention from other business concerns;

•	Assumption of unanticipated liabilities related to the acquired assets; and

•	The business or technologies acquired or invested in may have limited operating histories and may be subjected to many of the same risks to which we are exposed.

If we acquire any companies or technologies in the future, they could prove difficult to integrate, could disrupt business, dilute stockholder value or adversely affect our operating results.

          We may acquire or make investments in complementary companies, services and technologies in the future. Other than the recent acquisition of Conductus, we have not made any such acquisitions or investments to date and, therefore, our ability as an organization to make acquisitions or investments is unproven.

          Acquisitions and investments involve numerous risks, including:

•	difficulties in integrating operations, technologies, services and personnel;

•	diversion of financial and management resources from existing operations;

•	risk of entering new markets;

•	potential loss of key employees; and

•	inability to generate sufficient revenues to offset acquisition or investment costs.

          In addition, future acquisitions could result in potentially dilutive issuances of equity securities, or the incurrence of debt, contingent liabilities or amortization expenses or charges related to goodwill or other intangible assets, any of which could harm our business. As a result, if we fail to properly evaluate and execute acquisitions or investments, our business and prospects may be seriously harmed.

If we are unable to implement appropriate controls and procedures to manage our expected growth, we may not be able to successfully offer our products and implement our business plan.

          Our ability to successfully offer our products and implement our business plan in a rapidly evolving market requires an effective planning and management process. Anticipated growth in future operations will continue to place, a significant strain on management systems and resources. We expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force worldwide. Furthermore, we expect that we will be required to manage multiple relationships with various customers and other third parties.

Compliance with environmental regulations could be especially costly due to the hazardous materials used in the manufacturing process.

          We are subject to a number of federal, state and local governmental regulations related to the use, storage, discharge and disposal of toxic, volatile or otherwise hazardous chemicals used in our business. Any failure to comply with present or future regulations could result in fines being imposed, suspension of production or interruption of operations. In addition, these regulations could restrict our ability to expand or could require us to acquire costly equipment or incur other significant expense to comply with environmental regulations or to clean up prior discharges.

Terrorism and the declaration of war by the United States against terrorism may have adversely affected, and may in the future adversely affect, our business.

          The terrorist attacks in the United States on September 11, 2001, the declaration of war by the United States against terrorism and the war with Iraq have created significant instability and uncertainty in the world, which may have had, and may in the future have, a material adverse effect on world financial markets, including financial markets in the United States. In addition, such adverse political events may have had, and may in the future have, an adverse impact on economic conditions in the United States. Unfavorable economic conditions in the United States may have had, and may in the future have, an adverse affect on us, including, but not limited to, our ability to expand the market for our products, obtain financing as needed, enter into strategic relationships and effectively compete in the information exchange and knowledge exchange markets.

The reliability of market data included in our public filings is uncertain.

          Since we are relatively new to the commercial market and operate in a rapidly changing market, we have in the past, and may from time to time in the future, include market data from industry publications in some of the documents we file with the Securities Exchange Commission. The reliability of this data cannot be assured. The market data and information used to prepare this prospectus was obtained from internal company surveys and industry publications. Industry publications generally state that the information contained in these publications has been obtained from sources believed to be reliable, but that its accuracy and completeness is not guaranteed. Although we believe that the market data used in this prospectus is and will be reliable, it has not been independently verified. Similarly, internal company surveys, while believed by us to be reliable, have not been verified by any independent sources.

Risks Related to Superconductor Common Stock

Superconductor’s common stock may continue to be volatile and we may be exposed to costly securities class action lawsuits.

          The market price of our common stock has been and is likely to continue to be highly volatile. Our common stock may be significantly affected by the following factors:

•	Actual or anticipated fluctuations in operating results;

•	Announcements of technological innovations;

•	Announcements of new products or new contracts by us or our competitors;

•	Conditions and trends in the telecommunications and other technology industries; and

•	Changes in estimates of our future financial results or recommendations by securities analysts.

          In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the securities of technology companies. In the past, securities class action lawsuits have often been brought against such companies following periods of stock price volatility. We may be affected by similar litigation in the future, which could result in substantial costs and cause a diversion of management’s attention and resources. These events could significantly harm our business, operating results or financial condition.

Your ability to sell shares of Superconductor common stock may depend upon us maintaining our Nasdaq listing.

          Our common stock is listed on the Nasdaq National Market. We cannot assure you that it will always be listed. The Nasdaq National Market has rules for maintaining a listing, including (currently) a minimum stock price of $1 per share. Although we meet the requirements as of the date of this prospectus, we may not meet all of these requirements in the future, particularly if the price of our common stock declines. For example, as recently as March 2003, our stock price was close to falling below $1 per share. If our common stock is not listed with Nasdaq, it may be difficult or impossible to sell it.

The market price of Superconductor common stock may be adversely affected by the sale of significant numbers of shares of Superconductor common stock by major holders, including the selling stockholders listed in the selling stockholders’ table of this prospectus.

          Sales of a substantial number of Superconductor’s common shares in the public market could cause the market price of our common stock to decline. As of December 31, 2003, we had 68,907,109 shares of common stock outstanding and 14,238,854 shares of common stock covered by outstanding options and warrants. All of these outstanding shares and shares issuable upon exercise of options and warrants are freely tradable.

          Several of Superconductor’s large stockholders beneficially own more than 5% of our common stock. If any of these stockholders sell substantial amounts of our common stock in the public market, or the market perceives that such sales may occur, the market price of Superconductor’s common stock could fall or fail to rise.

The market for purchases and sales of Superconductor common stock may be very limited. The sale of a limited number of shares of Superconductor could cause the price to fall sharply.

          The price of Superconductor’s stock has been volatile and had a historical book value of $0.73 at September 27, 2003.

          A variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low-priced stocks. Some of those policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that function to make the handling of low-priced stocks unattractive to brokers from an economic standpoint. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of low-priced stock because the brokerage commission on a sale of low-priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher-priced issue.

          As a result, although there presently exists a market for Superconductor’s stock, the stock is thinly traded and the price per share will likely decline substantially if a large number of shares of Superconductor stock are offered for sale at or around the same time. Unless demand for, and the market price of, Superconductor stock significantly increases, your ability to sell Superconductor stock at a favorable price, if at all, may be severely limited and your investment may become illiquid.

Our corporate governance structure may prevent our acquisition by another company at a premium over the public trading price of Superconductor shares.

          It is possible that the acquisition of a majority of our outstanding voting stock by another company could result in Superconductor’s stockholders receiving a premium over the public trading price for our shares. Provisions of our restated certificate of incorporation and bylaws and of Delaware corporate law could delay or make more difficult an acquisition of our company by merger, tender offer or proxy contest, even if it would create an immediate benefit to our stockholders. For example, our restated certificate of incorporation does not permit stockholders to act by written consent and our bylaws generally require ninety (90) days advance notice of any matters to be brought before the stockholders at an annual or special meeting.

          In addition, our board of directors has the authority to issue up to 2,000,000 shares of preferred stock and to determine the terms, rights and preferences of this preferred stock, including voting rights of those shares, without any further vote or action by the stockholders. The rights of the holders of common stock may be subordinate to, and adversely affected by, the rights of holders of preferred sock that may be issued in the future. The issuance of preferred stock could also make it more difficult for a third party to acquire a majority of our outstanding voting stock, even at a premium over our public trading price.

          Further, our certificate of incorporation also provides for a classified board of directors with directors divided into three classes serving staggered terms. These provisions may have the effect of delaying or preventing a change in control of Superconductor without action by our stockholders and, therefore, could adversely affect the price of our stock or the possibility of sale of shares to an acquiring person.

Superconductor’s stock price is extremely volatile.

          The trading price of our common stock has fluctuated significantly in recent periods, and it is likely that it will continue to be volatile. It is possible that the price of the common stock will decline below current prices, and that you would lose all or part of your investment. Equity markets, particularly for technology companies, have recently experienced significant price and volume fluctuations that are unrelated to the operating performance of individual companies. These broad market fluctuations may cause the market price of our common stock to decline.

Our net operating loss carryforwards could be reduced if there is a “change of ownership” under Section 382 of the Internal Revenue Code.

          At December 31, 2002, we had a federal net operating loss carryforward of approximately $162.7 million. Section 382 of the Internal Revenue Code imposes an annual limitation on the utilization of net operating loss carryforwards based on a statutory rate of return (usually the “applicable federal funds rate”, as defined in the Internal Revenue Code) and the value of the corporation at the time of a “change of ownership” as defined by Section 382. During 2003, the Company completed an analysis of its equity transactions and determined that it had a change in ownership in August 1999. Therefore, the ability to utilize net operating loss carryforwards incurred prior to the change of ownership totaling $32.6 million will be subject in future periods to an annual limitation of $2.3 million. Net operating losses incurred by Superconductor Technologies Inc. subsequent to the change totaled $67.4 million and are not subject to this limitation. However, they may be subject to limitation should a subsequent change in ownership occur.

          Our Conductus subsidiary has net operating loss carryforwards of $89.2 million. Conductus may have already had an ownership change because of its previous equity transactions. It is likely that the consummation of the merger with Conductus and the contemporaneous offering caused another ownership change for purposes of Section 382, further restricting utilization of net operating loss carryforwards incurred through the ownership change date and acquired through the acquisition of Conductus. If such an ownership change occurred, the applicable Section 382 Limitation may be significantly lower than the $2.3 million limitation that resulted from the 1999 ownership change.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus and the documents incorporated by reference into it contain forward-looking statements that involve risks and uncertainties. We have made these statements in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements relate to future events or our future performance and include, but are not limited to, statements concerning our business strategy, future commercial revenues, market growth, capital requirements, new product introductions, expansion plans and our funding requirements. Other statements contained in our filings that are not historical facts are also forward-looking statements. We have tried, wherever possible, to identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and other comparable terminology.

          Forward-looking statements are not guarantees of future performance and are subject to various risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed in forward-looking statements. They can be affected by many factors, including, those discussed under the caption “Risk Factors” on page 4 of this prospectus and under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 17 of our Annual Report on Form 10-K for the year ended December 31, 2002 which is incorporated by reference into this prospectus. Forward-looking statements are based on information presently available to senior management, and we do not assume any duty to update our forward-looking statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

          Superconductor Technologies Inc. acquired Conductus, Inc. on December 17, 2002. The results of Conductus, Inc. are included in the consolidated financial statements of Superconductor Technologies Inc. for the 13 days following its acquisition through December 31, 2002. The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2002 gives effect to the acquisition by Superconductor Technologies Inc. of Conductus, Inc. using the purchase method of accounting as if the acquisition had taken place on January 1, 2002.

          These pro forma results have been prepared for comparative purposes only and include certain adjustments such as additional amortization expense as a result of purchased technology and lower depreciation expense resulting from a reduction in the net book value of fixed asset acquired to their estimated fair value. The pro forma results are not necessarily indicative either of the results of operations that actually would have resulted had the acquisition been in effect at January 1, 2002 or of future periods.

SUPERCONDUCTOR TECHNOLOGIES INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2002

	Historical		Historical	Pro Forma		Pro Forma
	Superconductor (1)		Conductus (2)	Adjustments		Combined

Net revenues:
Net commercial product revenues	$17,601,000		$2,345,000			$19,946,000
Government contract revenues	4,785,000		3,001,000			7,786,000
Sub license royalties	10,000		—			10,000

Total net revenues	22,396,000		5,346,000			27,742,000
Costs and expenses:
Cost of commercial product revenues	19,286,000		6,660,000	$(297,000)	(3)	25,649,000
Contract research and development	2,531,000		5,536,000	(67,000)	(3)	8,000,000
Other research and development	4,489,000		2,057,000	(91,000)	(3)	6,893,000
				438,000	(4)
Selling, general and administrative	14,976,000		8,801,000	(66,000)	(3)	23,711,000
Write off of in-process research and development	700,000	(5)	—			700,000

Total costs and expenses	41,982,000		23,054,000			64,953,000
Loss from operations	(19,586,000)		(17,708,000)			(37,211,000)
Interest income	218,000		232,000			450,000
Interest expense	(145,000)		(100,000)			(245,000)

Net loss	(19,513,000)		(17,576,000)			(37,006,000)
Less:
Deemed distribution attributable to beneficial conversion feature	(1,756,000)		—			(1,756,000)

Net loss available to common stockholders for computation of loss per common share	($21,269,000)		($17,576,000)			($38,762,000)

Basic and diluted net loss per common share	($0.89)		($0.85)			($1.05)

Weighted average number of common shares outstanding	24,019,542		20,783,279	(20,783,279)	(6)	36,853,879
				12,834,337	(7)

          See accompanying notes to the unaudited pro forma condensed combined statements of operations

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations
December 31, 2002

(1)	Includes results of Conductus, Inc. from December 18, 2002 (date of acquisition) to December 31, 2002.

(2)	Reflects the results of Conductus, Inc. from January 1, 2002 to December 17, 2002.

(3)	Represents the adjustment for lower depreciation expense resulting from an adjustment to reduce the net book value of fixed assets acquired to their estimated fair values.

(4)	To reflect amortization expense associated with the developed technology recorded in connection with the acquisition, which is being amortized over seven years.

(5)	In-process research and development incurred and recorded in 2002 in connection with the acquisition of Conductus, Inc.

(6)	To eliminate Conductus, Inc. weighted average shares outstanding.

(7)	To adjust Superconductor Technologies Inc. weighted average shares outstanding as if the acquisition of Conductus, Inc. and issuance of shares to Conductus, Inc. shareholders had occurred on January 1, 2002.

USE OF PROCEEDS

          Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds from the sale of the securities under this prospectus will be used for general corporate purposes. General corporate purposes may include repayment of debt, capital expenditures, and any other purposes that we may specify in any prospectus supplement. In addition, we may use a portion of any net proceeds to acquire complementary products, technologies or businesses. We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. We may invest the net proceeds temporarily until we use them for their stated purpose. We will not receive any proceeds from sales of shares of common stock by any selling stockholders.

DESCRIPTION OF COMMON STOCK WE MAY OFFER

          We summarize below some of the provisions that will apply to common stock unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the common stock will be contained in the applicable prospectus supplement. You should read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

          We have authority to issue up to one hundred twenty-five million (125,000,000) shares of common stock under our Certificate of Incorporation.

          The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. This includes the election of directors. Stockholders are not entitled to cumulative voting rights, and, accordingly, the holders of a majority of the shares voting for the election of directors can elect our entire board of directors. In that event, the holders of the remaining shares will not be able to elect any person to our board of directors.

          The holders of our common stock are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors, in its discretion, from funds legally available therefore and subject to prior dividend rights of holders of any shares of preferred stock which may be outstanding. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available for that purpose. In the event of liquidation, dissolution or wind up of the company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are fully paid and non-assessable.

          Our common stock is listed on the Nasdaq National Market under the symbol “SCON.” The transfer agent and registrar for our common stock is Registrar and Transfer Company 10 Commerce Drive, Cranford, NJ 07016.

PLAN OF DISTRIBUTION

          We or any selling stockholder may sell the securities to one or more underwriters for public offering and sale by them and may also sell the securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of securities will be named in the applicable prospectus supplement. We have reserved the right to sell securities directly to investors on our own behalf in those jurisdictions where and in such manner as we are authorized to do so.

          The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. Sales of common stock may be effected from time to time in one or more transactions on the NASDAQ NMS or in negotiated transactions or a combination of those methods. We or any selling stockholder may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may receive compensation from us or any selling stockholder in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers from whom they may act as agent. Any underwriter, dealer or agent will be identified and any compensation received from us or a selling stockholder will be described in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as principal, and may then resell such securities at varying prices to be determined by the dealer.

          Any underwriting compensation paid by us or a selling stockholder to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with us or a selling stockholder, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by us or a selling stockholder for expenses.

          In connection with the sale of shares of common stock by any selling stockholder pursuant to this prospectus, the following information will, to the extent then required, by provided in the applicable prospectus supplement relating to such sale:

•	the identity of the selling stockholder,

•	the manner in which the selling stockholder acquired the common stock from us,

•	the number of shares to be sold,

•	the purchase price,

•	the public offering price,

•	if applicable the name of any underwriter, agent or broker-dealer, and

•	any applicable commissions, discounts or other items constituting compensation to such underwriters, agents or broker-dealers with respect to the particular sale.

          To facilitate an offering of a series of securities, persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than have been sold to them by us or a selling stockholder. In those circumstances, such persons would cover such over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option to those persons. In addition, those persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to underwriters or dealers participating in any such offering may be reclaimed if securities sold by them are repurchased in connection with the stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

          Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of business.

          Any common stock sold pursuant to this prospectus will be listed on the NASDAQ, NMS, subject to official notice of issuance.

          The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares covered by this prospectus.

LEGAL MATTERS

          Certain legal matters relating to the validity of the common stock offered by this prospectus will be passed upon for us by Guth|Christopher LLP, Los Angeles, California.

EXPERTS

          The financial statements of Superconductor Technologies Inc. incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Superconductor Technologies Inc. for the year ended December 31, 2002 have been so incorporated in reliance on the report (which contains an explanatory paragraph related to the Company’s ability to continue as a going concern as further described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the SEC a registration statement on Form S-3 to register the common stock offered by this prospectus. However, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.

          As a public company, we are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of our materials on file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549, as well as at the SEC’s regional office at 5757 Wilshire Boulevard, Suite 500, Los Angeles, California 90036. Our filings are available to the public over the Internet at the SEC’s website at http:\\www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

DOCUMENTS INCORPORATED BY REFERENCE

          The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supercede this information. The following documents have been previously filed by us with the SEC pursuant to the Exchange Act and are hereby incorporated by reference in this prospectus and the registration statement of which this prospectus forms a part:

•	our Annual Report on Form 10-K for the year ended December 31, 2002 (including information specifically incorporated by reference into our Form 10-K from our definitive Proxy Statement for our 2003 Annual Meeting);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 30, 2003, June 28, 2003 and September 27, 2003;

•	the financial statements and financial statement schedule of Conductus, Inc. which appear in Amendment No. 1 to our Registration Statement on Form S-4 (Reg No. 333-10098) filed with the SEC on November 18, 2002;

•	our Current Reports on Form 8-K filed with the SEC on April 8, 2003, June 25, 2003, June 25, 2003, August 26, 2003 and September 29, 2003; and

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on January 4, 1993.

          Certain Current Reports on Form 8-K dated both prior to and after the date of this prospectus are or will be furnished to the Securities and Exchange Commission and shall not be deemed “filed” with the Securities and Exchange Commission and will not be incorporated by reference into this prospectus. However, all other reports and documents filed by us after the date of this prospectus under Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering of the common stock covered by this prospectus are also incorporated by reference in this prospectus and are considered to be part of this prospectus from the date those documents are filed. If you make a request for this information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference in the registration statement of which this prospectus forms a part. Requests for this information should be submitted in writing to our Secretary, at our principal executive offices at Superconductor Technologies Inc., 460 Ward Drive, Santa Barbara, California 93111-2310 or by telephone at (805) 690-4500.

          This prospectus is part of a registration statement we have filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus, or any supplement thereof. No one else is authorized to provide you with different information. You should not rely on any other representations. We are not making an offer of these securities in any state where the offer is not permitted. Our affairs may change after this prospectus or any supplement is distributed. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. You should read all information supplementing this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The following table itemizes the fees and expenses incurred or expected to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commission. All amounts are estimates except the SEC registration fee.

SEC registration fee	$6,500
Printing and engraving expenses	5,000
Legal fees and expenses	25,000
Accounting fees and expenses	5,000
Transfer Agent Fees	1,000
Miscellaneous fees	5,000

Total	$47,500

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Section 145 of the Delaware Law General Corporation (the “Delaware Law”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Under Section 145, a corporation shall indemnify an agent of the corporation for expenses actually and reasonably incurred if and to the extent such person was successful on the merits in a proceeding or in defense of any claim, issue or matter therein.

          The Company may from time to time be subject to Section 2115 of the California Corporations Code (the “California Code”), according to which Section 317 of the California Code applies to the indemnification of officers and directors of the Registrant. Under Section 317 of the California Code, permissible indemnification by a corporation of its officers and directors is substantially the same as permissible indemnification under Section 145 of the Delaware Law, except that (i) permissible indemnification does not cover actions the person reasonably believed were not opposed to the best interests of the corporation, as opposed to those the person believed were in fact in the best interests of the corporation, (ii) the Delaware Law permits advancement of expenses to agents other than officers and directors only upon approval of the board of directors, (iii) in a case of stockholders approval of indemnification, the California Code requires certain minimum votes in favor of such indemnification and excludes the vote of the potentially indemnified person, and (iv) the California Code only permits independent counsel to approve indemnification if an independent quorum of directors is not obtainable, while the Delaware Law permits the directors in any circumstances to appoint counsel to undertake such determination.

          Section 145 of the Delaware Law and Section 317 of the California Code provide that they are not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholders vote, agreement or otherwise. The limitation of liability contained in the Company’s Certificate of Incorporation and the indemnification provision included in the Company’s bylaws are consistent with Delaware Law Sections 102(b)(7) and 145 and California Code Section 317. The Company has purchased directors and officers liability insurance.

          Section 145 of the Delaware Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. The Company’s Certificate of Incorporation and the Company’s Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware Law. In addition, the Company has entered into indemnification agreements with its officers and directors.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to such provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

ITEM 16. EXHIBITS

EXHIBIT
NUMBER	DESCRIPTION

1.1	Form of Underwriting Agreement *

3.1	Restated Certificate of Incorporation (1)

3.2	Bylaws, as amended (1)

4.1	Form of Common Stock Certificate (2)

5.1	Legal Opinion of Guth|Christopher LLP

23.1	Consent of Guth|Christopher LLP (included in legal opinion filed as Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of PricewaterhouseCoopers LLP

* To be filed by amendment or by a report on Form 8-K.

(1)	Incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.

(2)	Incorporated by reference from the Company’s Registration Statement on Form S-1 (Reg. No. 33-56714).

ITEM 17. UNDERTAKINGS

(a)	Rule 415 Offering. The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in this registration statement.

(2)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Filings Incorporating Subsequent Exchange Act Documents by Reference. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Request for Acceleration of Effective Date. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonably grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on this 9th day of January, 2004.

SUPERCONDUCTOR TECHNOLOGIES INC.

By:	/s/ M. Peter Thomas

M. Peter Thomas
President and Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints M. Peter Thomas and Martin S. McDermut as attorneys-in-fact, with power of substitution, in any and all capacities, to sign any and all amendments and post-effective amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue thereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ M. Peter Thomas	President, Chief Executive Officer and Director (Principal Executive Officer)	January 9, 2004
M. Peter Thomas

/s/ Martin S. McDermut	Senior Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)	January 9, 2004
Martin S. McDermut

/s/ William J. Buchanan	Controller (Principal Accounting Officer)	January 9, 2004
William J. Buchanan

/s/ H. Vaughan Blaxter, III	Director	January 9, 2004
H. Vaughan Blaxter, III

/s/ Robert P. Caren	Director	January 9, 2004
Robert P. Caren

/s/ Dennis J. Horowitz	Director	January 9, 2004
Dennis J. Horowitz

S-1

Signature	Title	Date

/s/ Martin A. Kaplan	Director	January 9, 2004
Martin A. Kaplan

/s/ John D. Lockton	Chairman	January 9, 2004
John D. Lockton

/s/ Robert J. Majteles	Director	January 9, 2004
Robert J. Majteles

/s/ Joseph C. Manzinger	Director	January 9, 2004
Joseph C. Manzinger

/s/ Charles E. Shalvoy	Director	January 9, 2004
Charles E. Shalvoy

/s/ David L. Short	Director	January 9, 2004
David L. Short

S-2